UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 27, 2010

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	01-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 27, 2010, the board of directors (the "Board") of Consolidated-Tomoka Land Co. (the "Company") approved amendments to the Company's Amended and Restated Bylaws (the "Bylaws"), effective as of such date. The following is a summary of the amendments:

•
Section 1.6 (Organization) was amended to provide that, in the absence of the chairman, meetings of shareholders will be presided over by the most senior independent director (based on length of service on the Board) in attendance, if any, or in his absence by the president, or in his absence by a vice president, or in the absence of the foregoing persons by a chairman designated by the board of directors, or in the absence of such designation by a chairman chosen at the meeting.

•
Section 1.7 (Voting; Proxies) was amended to remove the plurality voting standard for the election of directors and to provide that the election of directors will be governed by Section 2.2 of the Bylaws.

•
Section 2.2 (Election; Resignation; Removal; Vacancies) was amended to provide for the election of directors in uncontested elections by the vote of the majority of the votes cast, and in contested elections by a plurality of the votes cast. This section was also amended to require that the Board adopt director resignation policies and procedures.

•
Section 2.7 (Organization) was amended to provide that, in the absence of the chairman, meetings of the Board will be presided over by the most senior independent director (based on length of service on the Board).

The foregoing summary is a brief description of the approved amendments to the Company's prior Bylaws and is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is attached as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Board has adopted a policy requiring that any incumbent director who receives less than a majority of the votes cast in an uncontested election must promptly tender his or her resignation.  The Board will, within 90 days after certification of the election results, determine whether to accept the resignation and publicly disclose its decision.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

3.2	Amended and Restated Bylaws of Consolidated-Tomoka Land Co., amended and restated as of October 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 27, 2010

Consolidated-Tomoka Land Co.

By:  /s/ William H. McMunn
       William H. McMunn, President and
        Chief Executive Officer